Exhibit 10.25
                                 -------------

                              NON-WAIVER AGREEMENT
                              --------------------

1. The parties to this Non-Waiver Agreement ("the Agreement") are (1) United States Fire Insurance Company (hereinafter "U.S. Fire"); (2) Paradigm Medical Industries, Inc. (hereinafter, "Paradigm"); (3) Thomas
         F. Motter; (4) Mark Miehle; (5) John Hemmer; and (6) Randall A. Mackey (collectively the "Individual Defendants").

2. U.S. Fire issued Directors & Officers Liability and Company Reimbursement Policy No. 5550010029 (the "U.S. Fire Policy" or the "Policy") to Paradigm for the period from July 10, 2002 to July 10, 2003, which contains a $5 million Limit of Liability, which is excess of a $250,000 Retention.

3. As of the date of this Agreement, Paradigm and the Individual Defendants have requested coverage under the policy for the following:

         (a) a purported class action styled Meyer v. Paradigm, et al. commenced on May 14, 2003, in the United States District Court for the District of Utah, Central Division, against Paradigm and the Individual Defendants (not including Randall A. Mackey) (the "Meyer Action");

         (b) a purported class action styled Marrone v. Paradigm, et al. commenced on June 2, 2003, in the United States District Court for the District of Utah, Central Division, against Paradigm and the Individual Defendants (not including Randall A. Mackey) (the "Marrone Action");

         (c) a purported class action styled Milian v. Paradigm, et al. commenced on July 11, 2003, in the United States District Court for the District of Utah, Central Division, against Paradigm and the Individual Defendants (not including Randall A. Mackey) (the "Milian Action");

         (d) a first amended complaint styled Innovative Optics, et al. v. Paradigm, et al. commenced on September 19, 2003, in the United States District Court for the District of Utah, Central Division, against Paradigm, the Individual Defendants (not including Randall
              A. Mackey), and Mackey Price & Thompson (the "Innovative Optics Action");

         (e) a purported class action styled Kinzinger v. Paradigm, et al. commenced on October 14, 2003, in the Third District Court, Salt Lake County, State of Utah, against Paradigm, and the Individual Defendants (the "Kinzinger Action") (collectively, the five lawsuits will be referred to as "the Litigation").

4. U.S. Fire has not completed its investigation with respect to coverage for the Litigation, and such investigation continues as of the date of this Agreement.

5. U.S. Fire is currently investigating whether it may have a right to deny coverage for the Litigation based upon Policy terms, conditions and exclusions or to rescind the U.S. Fire Policy based upon misrepresentations contained in Paradigm's Application for insurance; and Paradigm and the Individual Defendants agree that U.S. Fire has reserved such rights, and all rights under the Policy.

6. As of the date of this Agreement, Paradigm has not paid any amounts toward satisfaction of any part of the $250,000 U.S. Fire Policy Retention that is applicable to the Litigation.

7. Paradigm and the Individual Defendants acknowledge and agree that it is a condition precedent to coverage under the Policy that Paradigm must pay the first $250,000 in Loss, including Defense Costs, as defined in the Policy.

8. Paradigm has advised U.S. Fire that it cannot pay the Policy's $250,000 Retention due to its present financial circumstances and, that unless U.S. Fire agrees to begin paying the Defense Costs that have been incurred by Paradigm and the Individual Defendants in connection with their defense of the Litigation, a default judgment could be entered against Paradigm and the Individual Defendants.

9. In consideration of parties' mutual desire to make certain that Paradigm and the Individual Defendant's protect their respective interests in connection with the Litigation, and subject to the provisions of paragraph 11 of this Agreement, as well as all the terms, conditions and exclusions of the Policy, U.S. Fire has agreed, solely as an accommodation to Paradigm and the Individual Defendants, and not as an obligation under the Policy, to advance on behalf of Paradigm and the Individual Defendants those reasonable and necessary Defense Costs, as defined in the Policy, that Paradigm is obligated to pay under the Retention provisions of the Policy.

10. It is agreed that all Defense Cost advances that may be made by U.S. Fire pursuant to this agreement shall be paid directly to the law firm retained by Paradigm and the Individual Defendants, that being the law firm of Hatch, James & Dodge (hereinafter "Defense Counsel") and that all advances funded by U.S. Fire shall be paid only in accordance with Crum & Forster Insurance Litigation Guidelines, a copy of which is attached hereto as Exhibit A.

11. U.S. Fire retains the right, on thirty (30) days notice, to discontinue payment of such Defense Costs if U.S. Fire's coverage investigation with respect to the Litigation reveals that Paradigm and/or the Individual Defendants are not entitled to coverage under the Policy by virtue of the terms, conditions, or exclusions in the U.S. Fire Policy, or because U.S. Fire is entitled to rescind the Policy

12. U.S. Fire is advancing Defense Costs pursuant to this Agreement on an interim basis, subject to a full and complete reservation of rights as set forth in U.S. Fire's previous correspondence dated June 16, 2003, June 25, 2003, September 3, 2003, September 23, 2003, November 20, 2003 and November 21, 2003.

13. The parties agree that such reservation of rights may be amended or revised from time to time as circumstances warrant.

14. Any advancement of Defense Costs by U.S. Fire under this Agreement shall be made without prejudice to, and with a full reservation of, all of U.S. Fire's, Paradigm's and the Individual Defendants' rights, remedies and defenses under the Policy, except that Paradigm and the Individual Defendants shall admit, and shall not dispute, that Paradigm was and remains obligated to pay the Policy's $250,000 Retention.

15. In exchange for U.S. Fire's agreement to fund and advance Paradigm's Retention obligation, as an accommodation, Paradigm agrees to reimburse U.S. Fire the sum of $5,000.00 per month, for a period of six months, with the first of such payments being due and owing on January 15, 2004.

16. Thereafter, commencing on July 15, 2004, Paradigm shall reimburse U.S. Fire the sum of $10,000.00 per month, which shall be due and owing on the 15th day of each and every month, beginning on July 15, 2004 and thereafter, until the entire amount of $250,000 has been reimbursed to U.S. Fire.

17. In the event that U.S. Fire determines that Paradigm and/or the Individual Defendants are entitled to coverage under the Policy, or that U.S. Fire is entitled to rescind the Policy, or should Paradigm be declared in default under this Agreement, then Paradigm agrees to pay to U.S. Fire, on demand, the full amount of all U.S. Fire Defense Cost advances, except for those amounts that may have been reimbursed to U.S. Fire pursuant to the monthly payments described above.

18. Paradigm shall be in default under this Agreement if they (a) fails top make any payment due hereunder when the same shall be due and payable;
         (b) institute proceedings to be adjudicated as bankruptcy or insolvent, or the consent by Paradigm to the institution of bankruptcy or insolvency proceedings against it or the filing by Paradigm of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by Paradigm to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of Paradigm, of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by Paradigm in furtherance of any such action; or (c) fail to comply with any other agreement related to or contemplated in connection with the execution of this Agreement.

19. Should U.S. Fire make demand for immediate payment pursuant to paragraph 17, above, U.S. Fire shall be entitled to all rights of recovery against Paradigm, and Paradigm shall not dispute the Retention obligation under the Policy or that such sums as may be advanced pursuant to this Agreement are immediately due and owing, and U.S. Fire's rights of recovery shall include, but not be limited to, reasonable interest from the date of demand, together with the reasonable attorney's fees and costs associated with U.S. Fire's efforts to recovery the amounts due and owing.

20. Upon any default as described in paragraph 18, above, U.S. Fire will, in addition to the remedies set forth herein, be entitled to exercise all legal and equitable remedies available to it, including seeking payment from or through all of the assets of Paradigm.

21. No agreement has been made, or will be made, which limits U.S. Fire's right to proceed for payment against any or all of Paradigm's assets.

22. Advancement of Defense Costs pursuant to this Agreement, to the extent such are Loss under the Policy, shall be applied as proper credits against the $5 million Policy limit and count towards exhaustion of such Policy limit unless and until repayment to U.S. Fire actually is made.

23. U.S. Fire's obligation to advance Defense Costs under this Agreement shall terminate immediately in the event that the $5 million Policy limit of liability is exhausted.

24. Statements from Defense Counsel shall be submitted to U.S. Fire on a monthly basis, provided that statements for services rendered prior to the execution of this Agreement shall be submitted together.

25. Attorneys' fees and costs incurred by Paradigm and the Individual Defendants for any purpose other than defense of the Litigation (such as in connection with obtaining advice or representation on insurance coverage issues, in connection with the prosecution of affirmative claims (except for affirmative claims that are approved by U.S. Fire and that serve to reduce or minimize the liability, if any of Paradigm or the Individual Defendants), or in connection with any other proceedings or activities other than defense of the Litigation), shall not be included on bills submitted to U.S. Fire and shall not be reimbursed by U.S. Fire under this Agreement.

26. Defense Counsel shall submit monthly statements in a form satisfactory to U.S. Fire reflecting services rendered and costs and disbursements advanced in connection with the defense of the Litigation. Each statement shall set forth in detail the services rendered in tenth of an hour increments spent on each service (task-based billing) by each attorney or other timekeeper on a daily basis, and the hourly rate for each such timekeeper.

27. Defense Counsel shall comply with Crum & Forster's Insurance Litigation Guidelines.

28. U.S. Fire shall have the right to make reasonable inquiries regarding all statements submitted for advancement.

29. Paradigm and the Individual Defendants agree not to dispute the reasonableness of such attorneys' fees and costs after advancement by US Fire has been made.

30. In the event that a submitted statement or any part thereof is not approved for advancement by U.S. Fire, the parties hereto agree to use their best efforts and good faith to resolve any such differences.

31. In the event that an agreement cannot be reached, U.S. Fire shall advance those items submitted which are not in dispute, and the parties will reserve all rights with regard to the items not advanced.

32. This Agreement shall be binding upon the parties to this Agreement and their respective heirs, successors and assigns, and shall not be assignable by any party hereto without the prior written consent of all other parties hereto.

33. This Agreement shall supersede any prior understandings and agreements, either written or oral (except for the Policy), among the parties with respect to the matters contained herein.

34. This Agreement, together with the Policy and any reservation of rights letters and similar correspondence, shall constitute the entire understanding and agreement among the parties with respect to the matters contained herein.

35. In the event of an inconsistency between this Agreement and the Policy, the Policy shall control.

36.      This Agreement in no way alters the terms and conditions of the Policy.

37. This Agreement is the result of negotiations among the parties, all of whom are represented by counsel.

38. It shall not be construed against any party on the ground that counsel for that party drafted the Agreement or any provision thereof, and shall not be construed against U.S. Fire because it is an insurance company.

39. Any party may terminate this Agreement after thirty (30) days' written notice.

40. Prompt payment shall be made for Defense Costs that are reasonably incurred up to the date of termination.

41. Nothing in this provision shall require U.S. Fire to advance Defense Costs after the Policy Limit is exhausted.

42. This Agreement may be executed in counterparts, and shall be effective when at least one counterpart has been executed by each party even though no single counterpart is executed by all parties.

43. This Agreement is between and for the benefit of U.S. Fire, Paradigm, and the Individual Defendants, and is not intended to and shall not create any rights of any kind as to any third parties and non-signatories.

44. U.S. Fire, Paradigm, and the Individual Defendants agree that this Agreement shall be construed and enforced in accordance with the laws of the State of New Your.

Date: __________________________        By:____________________________________
                                           United States Fire Insurance Company



Date: __________________________        By:____________________________________
                                           Paradigm Medical Industries, Inc.


Date: __________________________        By:____________________________________
                                           Thomas F. Motter



Date: __________________________        By:____________________________________
                                           Mark Miehle



Date: __________________________        By:____________________________________
                                           John Hemmer